Exhibit 99.6

SETTLEMENT AGREEMENT

    This settlement agreement of promissory notes (the “Agreement”), dated June 21, 2023, is made and entered into by and among Frank Porter Stansberry, an individual, and Monument & Cathedral Holdings, LLC, a Maryland limited liability company (such entity and Monument & Cathedral Holdings, Inc., a Maryland corporation and the predecessor-in-interest to such entity, the “Company”). Mr. Stansberry and the Company are referred to collectively as the “Parties.”

RECITALS

A.Mr. Stansberry entered into a promissory note dated May 1, 2015 with the Company (the “2015 Note”), pursuant to which Mr. Stansberry promised to pay to the Company an amount equal to $8,000,000 plus interest as described in the 2015 note.

B.The outstanding amount due on the 2015 Note is $9,489,815.25.

C.Mr. Stansberry entered into another promissory note dated July 1, 2020 with the Company (the “2020 Note”), pursuant to which Mr. Stansberry promised to pay the Company an amount equal to $3,000,000 plus interest as described in the promissory note.

D.The outstanding amount due on the 2020 Note is $3,132,236.76.

E.The total aggregate amount due on the 2015 Note and 2020 Note is $12,622,052.01 (the “Total Aggregate Amount Due”).

F.The Parties desire for Mr. Stansberry to fully satisfy his payment obligations under the 2015 Note and 2020 Note by transferring Common Units of MarketWise, LLC and shares of Class B Common Stock of MarketWise, Inc. to the Company.

G.The Parties are both members of MarketWise, LLC, are signatories to the Third Amended and Restated Limited Liability Company Agreement of MarketWise, LLC dated July 21, 2021, and are aware of their rights and obligations associated with the Common Units of MarketWise, LLC and shares of Class B Common Stock of MarketWise, Inc. described therein.

AGREEMENT

    Now, therefore, the Parties hereby incorporate the foregoing recitals into this Agreement and agree as follows:

1.Mr. Stansberry shall transfer to the Company as promptly as reasonably practicable after the effectiveness of this Agreement: 6,311,026 Common Units of MarketWise LLC and 6,311,026 shares of Class B Common Stock of MarketWise, Inc.

2.The Parties shall make all reasonable efforts to obtain the necessary approvals from MarketWise, Inc. to accomplish the transfer of Common Units of MarketWise, LLC and shares of Class B Common Stock of MarketWise, Inc. to the Company.

3.In consideration of the provisions set forth herein, and upon receipt in full of the Common Units of MarketWise LLC and shares Class B Common Stock of MarketWise, Inc., in each case, as determined under Section 1, by the Company, the Company (together with its successors and assigns) does hereby fully

Exhibit 99.6

and forever release and discharge Mr. Stansberry (together with his successors and assigns) from any and all claims, demands, losses, damages, causes of action, debts, liabilities, obligations, liens, costs, expenses, attorneys’ fees, indemnities, and duties of any kind or nature, arising from, or relating to, the 2020 Note and the 2015 Note.

4.The Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. Any actions, suits or proceedings arising out of or relating to the Agreement will be brought in the courts of the State of Maryland, County of Baltimore or the U.S District Court for the District of Maryland.

5.EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.

[SIGNATURE PAGE FOLLOWS]

Exhibit 99.6

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

MONUMENT & CATHEDRAL HOLDINGS, LLC

By: Cobblestone Publishing Inc., its General
Manager

By:         /s/ Myles H. Norin
Name:     Myles H. Norin
Title:     President

    /s/ Frank Porter Stansberry
Frank Porter Stansberry

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